Exhibit 99.1

UFP TECHNOLOGIES, INC. 172 East Main Street Georgetown, MA 01833 — USA	Tel. 978-352-2200 www.ufpt.com Contact: Ron Lataille

FOR IMMEDIATE RELEASE

UFP Technologies Announces Q3 Results

Georgetown, Mass., November 3, 2011.  UFP Technologies, Inc. (Nasdaq: UFPT), a manufacturer of packaging and component products, today reported net income of $2.435 million or $0.35 per diluted common share outstanding for its third quarter ended September 30, 2011, 3% higher than net income of $2.365 million or $0.35 per diluted common share outstanding for the same period in 2010.  Sales for the third quarter of 2011 were $30.8 million or 1% higher than 2010 third quarter sales of $30.5 million.  For the nine-month period ended September 30, 2011, the Company reported net income of $7.3 million or $1.05 per diluted common share outstanding, compared to $6.2 million or $0.92 per diluted common share outstanding in the same 2010 period.  Sales for the nine-month period ended September 30, 2011, were $95.8 million or 7.5% higher than sales of $89.1 million for the same nine-month period in 2010.

“I am pleased with our third quarter results,” said R. Jeffrey Bailly, Chairman & CEO.  “We were able to maintain — in fact, slightly increase — our top and bottom lines despite the conclusion of our long-standing door panel program for the Mercedes M-Class SUV, and expenses related to closing our Alabama production facility, transferring most of that business to other UFP plants, and opening our new Huntsville, Alabama, tech center.  Excluding the door panel program sales from our third quarter results in 2010, our revenues for the quarter grew 7% over last year.”

“Although we have seen some softening in the industrial and military markets, we continue to see robust demand in the medical market and for our molded fiber products,” Bailly added.  “We are currently researching and developing our next generation molded fiber production line. When that project is complete, we plan to invest in new state-of-the-art equipment with the goal of having new capacity on line in 2012.”

“Also, with our strong balance sheet that includes over $30 million in cash, we are patiently continuing our search for strategic acquisition candidates to increase the value we bring to our customers and help take UFP to the next level.”

UFP Technologies is a leading designer and manufacturer of interior protective packaging and component product solutions using molded and fabricated foams, plastics, laminated composites, and natural fiber materials.  The Company primarily serves the medical, automotive, computers and electronics, aerospace and defense, consumer, and industrial markets.

This news release contains forward-looking information that involves risks and uncertainties, including statements about the Company’s prospects, developments in its target markets, anticipated advantages the Company expects to realize from its investments and capital expenditures, including the development of and investments in its next generation molded fiber production line, its acquisition strategies and its efforts to centralize manufacturing operations and develop technology support centers, its participation and growth in multiple markets, its business opportunities, the Company’s growth potential and strategies for growth, anticipated revenues and the timing of such revenues, the effects of the conclusion of the large automotive door panel program, and any indication that the Company may be able to sustain or increase its sales and earnings or sales and earnings growth rates.  Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation risks associated with the identification of suitable acquisition candidates and the successful, efficient execution of acquisition transactions and integration of any such acquisition candidates, as well as other risks and uncertainties that are detailed in the documents filed by the Company with the SEC.  Accordingly, actual results may differ materially.  Readers are referred to the documents filed by the Company with the SEC, specifically the last reports on Forms 10-K and 10-Q.  The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions, or circumstances on which any such statement is based.

Consolidated Condensed Statements of Income

($ in thousands, except Per Share Data)

	Unaudited
	Three Months Ended		Nine Months Ended
	30-Sep-11	30-Sep-10	30-Sep-11	30-Sep-10
Net sales	$30,762	$30,468	$95,767	$89,126
Cost of sales	22,278	21,562	68,478	63,716
Gross profit	8,484	8,906	27,289	25,410
SG&A	5,220	5,103	16,632	15,502
Gain on sale of assets	—	—	(838)	(12)
Operating income	3,264	3,803	11,495	9,920
Interest expense, other income & expenses	(6)	(35)	(19)	(104)
Income before income taxes	3,258	3,768	11,476	9,816
Income taxes	819	1,389	3,701	3,617
Net income from consolidated operations	2,439	2,379	7,775	6,199
Net income attributable to noncontrolling interests	(4)	(14)	(433)	(41)
Net income attributable to UFP Technologies, Inc.	$2,435	$2,365	$7,342	$6,158
Weighted average shares outstanding	6,511	6,215	6,457	6,117
Weighted average diluted shares outstanding	6,999	6,785	6,985	6,728
Per Share Data
Net income per share outstanding	$0.37	$0.38	$1.14	$1.01
Net income per diluted share outstanding	$0.35	$0.35	$1.05	$0.92

Consolidated Condensed Balance Sheets

($ in thousands)

	30-Sep-11	31-Dec-10
	(unaudited)
Assets:
Cash	$30,659	$24,434
Receivables	15,115	14,633
Inventories	9,006	8,044
Other current assets	2,815	3,658
Net property, plant, and equipment	13,012	12,575
Other assets	8,239	8,465
Total assets	$78,846	$71,809
Liabilities and equity:
Short-term debt	$581	$654
Accounts payable	5,657	5,169
Other current liabilities	6,226	6,679
Long-term debt	5,784	6,847
Other liabilities	2,147	2,234
Total liabilities	20,395	21,583
Total equity	58,451	50,226
Total liabilities and stockholders’ equity	$78,846	$71,809